Exhibit 99.1

One Madison Corp. Announces Pricing of $300,000,000 Initial Public Offering

January 17, 2018 07:55 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--One Madison Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “OMAD.U” beginning January 18, 2018. Each unit consists of one Class A ordinary share and one-half of one warrant. Each whole warrant may be exercised for one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “OMAD” and “OMAD WS,” respectively.

Credit Suisse and BofA Merrill Lynch are serving as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010; telephone: (800) 221-1037; email: newyork.prospectus@credit-suisse.com; or BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com. A registration statement relating to the securities was declared effective by the SEC on January 17, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

One Madison Corp.
Bharani Bobba, 212-763-0930
Chief Financial Officer